Filed Pursuant to Rule 424(b)(7)

Registration File No. 333-131278

Prospectus Supplement No. 6

(To Prospectus dated January 25, 2006 and Prospectus Supplement dated June 14, 2006, as supplemented by Prospectus Supplement No. 1 dated June 30, 2006, Prospectus Supplement No. 2 dated July 19, 2006, Prospectus Supplement No. 3 dated August 25, 2006, Prospectus Supplement No. 4 dated September 14, 2006 and Prospectus Supplement No. 5 dated October 13, 2006)

United Dominion Realty Trust, Inc.

$250,000,000 Principal Amount of 4.00% Convertible Senior Notes due 2035

and

Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement supplements information contained in that certain prospectus supplement dated June 14, 2006 to the prospectus dated January 25, 2006 of United Dominion Realty Trust, Inc., as supplemented by Prospectus Supplement No. 1 dated June 30, 2006, Prospectus Supplement No. 2 dated July 19, 2006, Prospectus Supplement No. 3 dated August 25, 2006, Prospectus Supplement No. 4 dated September 14, 2006 and Prospectus Supplement No. 5 dated October 13, 2006, which we collectively refer to as the “prospectus,” covering resales by selling securityholders identified therein of our 4.00% convertible senior notes due 2035 and shares of our common stock into which the notes are convertible.

You should read this prospectus supplement in conjunction with the prospectus.  This prospectus supplement updates information in the “Selling Securityholders” section of the prospectus and, accordingly, to the extent inconsistent, the information in this prospectus supplement supersedes the information contained in the prospectus, as amended and supplemented.  This prospectus supplement may not be delivered or utilized without the prospectus.  This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

To read about certain factors you should consider before investing in the notes and our common stock, see “Risk Factors” beginning on page S-4 of the prospectus supplement dated June 14, 2006 and page 3 of the prospectus dated January 25, 2006.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 6, 2006.

The information appearing under the section entitled “Selling Securityholders” on pages S-45 through S-47 of the prospectus supplement dated June 14, 2006 is amended and restated in its entirety by the information below.

SELLING SECURITYHOLDERS

We originally issued the notes to Goldman Sachs & Co. in a private placement on December 19, 2005 and in connection with the closing of the related over-allotment option to purchase additional notes on December 30, 2005.  The notes were immediately resold by the initial purchaser to persons reasonably believed by the initial purchaser to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act.  Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the notes and our common stock issuable upon conversion of the notes pursuant to this prospectus supplement and accompanying prospectus.  Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

The following table sets forth certain information concerning the principal amount of notes beneficially owned by each selling securityholder and the number of shares of common stock that may be offered from time to time by each selling securityholder under this prospectus supplement and accompanying prospectus.  The information is based on information provided to us by or on behalf of the selling securityholders on or prior to November 3, 2006.

Because the selling securityholders may offer all, some or none of the notes or common stock issuable upon conversion of the notes, we have assumed for purposes of the table below that the named selling securityholders will sell all of the notes or common stock issuable upon conversion of the notes.  In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.  Unless otherwise indicated below, to our knowledge no selling securityholder named in the table below beneficially owns one percent or more of our common stock, assuming conversion of such selling securityholder’s notes.

To our knowledge, except as described below, the selling securityholders have sole voting and investment power with respect to all of the securities shown as beneficially owned by them.

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby ($)	Percentage of Notes Outstanding	Common Stock Offered Hereby(1)	Percentage of Common Stock Outstanding (2)

Alembic Ltd.	73,000	*	2,578	*
Basso Fund Ltd.	115,000	*	4,061	*
Basso Holdings Ltd.	1,986,000	2.2%	70,136	*
Basso Multi-Strategy Holding Fund Ltd.	399,000	*	14,090	*
Bunting Family III, LLC-Capital Appreciation(3)(4)	26,000	*	918	*
Captive Investors Fund	1,164,000	*	41,107	*
Cheyne Fund LP	22,000,000	8.8%	776,938	*
Cheyne Leverage Fund LP	18,700,000	7.5%	660,397	*
DBAG London (3)	8,899,000	3.6%	314,271	*
Goldman Sachs & Co.(3)	2,700,000	1.1%	95,351	*
Goldman Sachs & Co. Profit Sharing Master Trust(3)	501,000	*	17,693	*
ING Investors Trust-ING T. Rowe Price Capital Appreciation Portfolio(3)(4)	9,795,000	3.9%	345,914	*
JPMorgan Securities Inc.(3)	8,586,000	3.4%	303,218	*
KBC Financial Products USA Inc.(3)	5,500,000	2.2%	194,234	*
Knollwood Investment Partnership Capital Appreciation(3)(4)	51,000	*	1,801	*
Merrill Lynch, Pierce, Fenner & Smith, Inc.(3)	4,637,000	1.9%	163,757	*
Old Lane Cayman Master Fund LP	28,353,000	11.3%	1,001,297	*
Old Lane HMA Master Fund LP	7,612,000	3.0%	268,820	*
Old Lane US Master Fund LP	10,035,000	4.0%	354,390	*
Penn Series Funds, Inc.-Flexibly Managed Fund(3)(4)	4,165,000	1.7%	147,088	*
Performa International Convertible Bond Fund Ltd.	1,844,000	*	65,121	*
Plexus Fund Limited	7,000,000	2.8%	247,207	*
Redbourn Partners Ltd.	1,250,000	*	44,144	*
S.A.C. Arbitrage Fund, LLC	3,500,000	1.4%	123,603	*
T. Rowe Price Capital Appreciation Fund(3)(4)	28,670,000	11.5%	1,012,492	*
T. Rowe Price Capital Appreciation Trust(3)(4)	370,000	*	13,066	*
Tricor Re Investment Fund Ltd.	219,000	*	7,734	*
UBS AG London F/B/O HFS(3)	7,500,000	3.0%	264,865	*
UBS Securities LLC(3)	3,000,000	1.2%	105,946	*
Vicis Capital Master Fund	3,000,000	1.2%	105,946	*
Wachovia Capital Markets LLC(3)	3,000,000	1.2%	105,946	*
Yield Strategies Fund I, L.P.	1,250,000	*	44,144	*
All other holders of notes or future transferees of such holders(5)	54,100,000	21.6%	1,910,563	1.4%

*                          Less than 1%.

(1)                   Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the current conversion rate of 35.3154 shares of our common stock per $1,000 principal amount at maturity of the notes.  This conversion rate is subject to adjustment, however, as described under “Description of Notes—Conversion Rate Adjustments.”  As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)                   Calculated based on 134,692,092 shares of our common stock outstanding as of November 3, 2006.  In calculating this amount for each holder, we treated as outstanding the number of shares of our common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)                   The selling securityholder has informed us that it is, or is an affiliate of, a registered broker-dealer.  Each such selling securityholder has represented to us that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.  To the extent that we become aware that any such selling securityholder did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a supplement to this prospectus supplement to designate such selling securityholder as an “underwriter” within the meaning of the Securities Act of 1933.

(4)                   T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the shares owned by this selling securityholder.  For purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. may be deemed to be the beneficial owner of all of the notes and shares of common stock issuable upon conversion of the notes held by the selling securityholder; however, T. Rowe Price Associates, Inc. expressly disclaims beneficial ownership of such securities.  T. Rowe Price Associates, Inc. is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

(5)                   Assumes that any other holder of notes or any future transferee of any such holder does not beneficially own any common stock other than the common stock issuable upon conversion of the notes.

Information about the selling securityholders may change over time.  Any changed information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary.